Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Director, Investor Relations
and Corporate Communications
(203) 661-1926, ext. 6643

BLYTH, INC. COMMENTS ON THIRD QUARTER OUTLOOK

GREENWICH, CT, November 9, 2004:  Blyth, Inc. (NYSE: BTH), a leader in home décor and home fragrance products, today announced that, based on management’s expectations at this time, third quarter fiscal year 2005 Earnings Per Share are expected to be between $0.70 and $0.74 versus $0.76 in the prior year period.  Expectations for the full year were not released today but will be updated with Blyth’s third quarter earnings release on November 30, 2004.

The primary contributing factor to lower than expected E.P.S. is a sales shortfall in the North American portion of the Company’s Direct Selling segment.  Management believes that the impact of unusually high gasoline prices on consumers negatively impacted this segment’s third quarter results.  Consumers were also exposed to increased channel competition, which may have been an additional factor in fewer PartyLite shows being held versus last year’s third quarter.

Commenting on the third quarter earnings outlook, Robert B. Goergen, Blyth’s Chairman and CEO, said, “We are disappointed with our third quarter projected results and concur with several of our direct selling competitors’ recent sentiments that reduced consumer discretionary income because of high gasoline prices was detrimental to our business.  Moreover, Florida, PartyLite’s fourth largest state in sales volume, experienced dramatic year over year declines as a result of hurricanes in August and September.  In addition, while PartyLite’s 2004 holiday product line is solid, no single ‘home-run’ product emerged to drive additional show activity.

“The wholesale environment remains challenging as well,” Mr. Goergen continued.  “In North America, retailers’ anxiety surrounding consumer purchasing behavior, the election and the war was sustained through the third quarter.”

Consistent with industry trends, a sales shortfall in North America has impacted the Wholesale segment.  In addition, the divestiture of the Company’s decorative gift bag business earlier this year, which was most profitable in the third quarter, as well as the continued effect of higher commodity costs, more than offset the benefit of recent European acquisitions and restructuring in North America.

Catalog & Internet segment sales are approximate to management’s expectations, though profitability is anticipated to be below plan, primarily due to decreased customer list rental income and higher than expected orders received but not shipped by quarter end.  This segment will benefit from the addition of Walter Drake, which was acquired in December 2003.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Carolina®, CBK®, Seasons of Cannon Falls® and Holiday365™ brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the Ambria®, Carolina®, Colonial®, Edelman®, Euro-Decor®, Gies®, Kaemingk®, Liljeholmens® and PartyLite® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Form 10-Q for the quarter ended July 31, 2004 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004.

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